Filed Pursuant to Rule 424(b)(3)
File Number 333-140852

STEN CORPORATION

PROSPECTUS SUPPLEMENT NO. 2
to Prospectus dated January 10, 2008

This Prospectus Supplement No. 2 supplements our prospectus dated January 10, 2008, as previously supplemented (collectively, the “Prospectus”).

We are supplementing the Prospectus to provide the information contained in the attached Current Report on Form 8-K dated February 13, 2008 that was filed on February 19, 2008

The information contained in this Prospectus Supplement No. 2, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.  You should read carefully the entire Prospectus, as supplemented by this Prospectus Supplement No. 2, and the documents referred to in each of them, in order to fully understand our business, the offering and the notes we are offering.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement No. 2 and the Prospectus. No one has been authorized to provide you with different information.  You should not assume that the information in this Prospectus Supplement No. 2 or the Prospectus is accurate as of any date other than the date on the first page of each of the documents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is February 19, 2008.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2008

STEN CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-18785	41-1391803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer (ID Number)

10275 Wayzata Blvd.  Suite 310, Minnetonka, Minnesota 55305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (952) 545-2776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 4 and 6 through 8 are not applicable and therefore omitted.

Item 1.01

Entry Into a Material Definitive Agreement

Effective February 14, 2008, Valens U.S. SPV I, LLC (“Valens”) waived certain requirements under the Registration Rights Agreement dated November 23, 2007 between the Company and Valens relating to the Company’s obligation to file a registration statement relating to the registrable securities within 90 days of the date of the Registration Rights Agreement and to cause such registration statement to be declared effective within 180 days of the date of the Registration Rights Agreement.  A copy of the waiver of registration rights is attached hereto as Exhibit 10.1.

Item 5.02

Departure of Directors or Certain officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain officers.

On February 13, 2008, the Board of Directors of STEN Corporation (the “Company”) formed a Compensation Committee consisting of four directors, Allan D. Anderson, Robert S. Kuschke, Gervaise Wilhelm and Steven F. Sabes, each of whom is an “independent director” under the Nasdaq Marketplace Rules.

On February 13, 2008, the Compensation Committee approved an annual base salary of $135,000 for the Company’s Chief Executive Officer, Kenneth W. Brimmer, and an annual base salary of $106,000 for the Company’s Chief Financial Officer, Mark F. Buckrey.  The changes in base salary are effective immediately.  Mr. Brimmer is also eligible for an annual performance bonus to be awarded at the discretion of the Compensation Committee.  Also on February 13, 2008, the Compensation Committee granted Mr. Brimmer a stock option to purchase 50,000 shares of common stock at an exercise price of $2.50, with 10,000 shares are vested as of the date of grant and 10,000 shares vesting on each of the first four anniversaries of the date of grant.

Item 9.01

Financial Statements and Exhibits

Exhibit 10.1     Waiver of Registration Rights dated February 14, 2008 by
Valens U.S. SPV I, LLC to STEN Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 19, 2008	STEN CORPORATION
By: /s/ Kenneth W. Brimmer
Kenneth W. Brimmer
Chief Executive Officer

EXHIBIT 10.1

WAIVER OF REGISTRATION RIGHTS

This WAIVER is given this 14th day of February, 2008 by Valens U.S. SPV I, LLC (“Investor”) to STEN Corporation (the “Company”).

WHEREAS, the Company and Investor have entered into that certain Registration Rights Agreement dated as of November 23, 2007 (“Agreement”);

WHEREAS, the Company has requested, and Investor desires to grant, a waiver of certain provisions of the Agreement.

NOW THEREFORE, in consideration of the premises and for value received Investor hereby consents and agrees as follows:

1.     Definitions.  Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement.

2.     Waiver.  Investor hereby consents and agrees to the waiver of the provisions of Section 2(a) of the Agreement that require the Company to:

(a)     on or prior to each Filing Date, prepare and file with the Commission a Registration Statement covering the Registrable Securities for a selling stockholder resale offering to be made on a continuous basis pursuant to Rule 415; and

(b)    use its best efforts to cause each Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the Effectiveness Date.

3.     Relationship to Security Agreement and Ancillary Agreements.  Investor hereby consents and agrees that neither the request for nor giving of this Waiver nor the Company’s failure to take the actions specified in Section 2(a)-(b) hereof in reliance upon this Waiver is or will result in (i) an Event of Default under the Security Agreement or the Ancillary Agreements (as that term is defined in the Security Agreement) or (ii) any breach of representation, warranty, covenant or agreement of any of Security Agreement or Ancillary Agreements.

4.    Full Force and Effect.  Except as modified by this Waiver, the Agreement remains in full force and effect.

5.     Governing Law.  This Waiver shall be governed by and construed in accordance with the laws of the state of New York, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, Investor has executed and delivered this Waiver as of the date and year first above written.

Valens U.S. SPV I, LLC

By:  Valens Capital Management, LLC

Its:   Investment Manager

By:  /s/ [AUTHORIZED SIGNATORY]

Its:  Senior Managing Director